Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of AB Private Lending Fund

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the accompanying 2024 consolidated financial statements of AB Private Lending Fund and its subsidiary and the 2023 financial statements of AB Private Lending Fund (collectively referred to as the “Fund”) which comprise the statements of assets and liabilities as of December 31, 2024 and 2023, including the schedule of investments as of December 31, 2024, and the related statements of operations, changes in net assets and cash flows for the year ended December 31, 2024 and for the period from June 8, 2023 (Inception) to December 31, 2023, including the related notes (collectively referred to as the “financial statements”), and in our report dated March 31, 2025, we expressed an unqualified opinion thereon. In our opinion, the information set forth in the Senior Securities table of AB Private Lending Fund and its subsidiary for the year ended December 31, 2024 and AB Private Lending Fund for the period from June 8, 2023 (Inception) to December 31, 2023, appearing on page 108 in this Form N-2, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

/s/PricewaterhouseCoopers LLP

New York, New York

May 14, 2025

We have served as the auditor of one or more investment companies in the AllianceBernstein business development companies group since 2016.